SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 4, 2010

NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403
New York, New York  10017
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2010, the Board of Directors of New York Mortgage Trust, Inc. (the “Company”) appointed Fredric S. Starker to succeed Steven R. Mumma as Chief Financial Officer of the Company, effective immediately.  Mr. Mumma will continue to serve as the Company’s Chief Executive Officer and President.

Mr. Starker, age 59, is currently a Partner at Imowitz Koenig & Co., LLP (“Imowitz”), Certified Public Accountants, and a Principal of Real Estate Systems Implementation Group, LLC (“RESIG”), a real estate consulting firm and an affiliate of Imowitz.  Mr. Starker joined Imowitz in 1991 and became Partner in 1993, and has been a Principal at RESIG since that company’s inception in 1999.  The Company is party to an outsourcing agreement (the “Accounting Outsourcing Agreement”) with RESIG, pursuant to which RESIG, among other things, (a) performs day-to-day accounting services for the Company and (b) agreed to provide, subject to approval by the Company’s Board of Directors, a Chief Financial Officer to the Company.  In exchange for the services rendered under the Accounting Outsourcing Agreement, RESIG receives an annual fee of $300,000, which fee will automatically increase by 5% on each anniversary of the date of the Accounting Outsourcing Agreement.  Mr. Starker receives compensation from Imowitz and RESIG in his capacity as Partner and Principal, respectively, and is not and will not be compensated directly by the Company.  It is the Company’s understanding that the compensation paid to Mr. Starker by RESIG and Imowitz is not allocated in a manner that would allow it to determine that portion of Mr. Starker’s compensation that is related to the services performed for the Company and that portion that is related to services performed for others.

Prior to joining Imowitz and RESIG, Mr. Starker served as a Vice President of Integrated Resources, Inc., a publicly traded real estate and investment company, from 1988 to 1991, and as the Chief Financial Officer of Berg Harmon Associates, a real estate investment company, from 1981 to 1988.  Mr. Starker is a certified public accountant, and received a B.A. from Queens College and an M.S. in Accounting from the State University of New York at Albany.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC. (Registrant)

Date: October 8, 2010	By:	/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer and President